Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of this 30th day of September, 2014, by and between Intelligent Living Inc., a California corporation (the “California Corporation”), and Intelligent Living America Inc. a Nevada corporation (the “Nevada Corporation”).

W I T N E S S E T H:

WHEREAS, the California Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of California; and

WHEREAS, the Nevada Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

WHEREAS, the respective Boards of Directors of the California Corporation and the Nevada Corporation have determined that, for purposes of effecting the reincorporation of the California Corporation in the State of Nevada, it is advisable, to the advantage of and in the best interests of the Nevada Corporation and its shareholder and the California Corporation and its shareholders that the California Corporation change its corporate name and domicile to Nevada by merging with and into the Nevada Corporation in name of Intelligent Living America Inc. upon the terms and subject to the conditions herein provided, and conduct a combination of its shares of common stock such that each fifty (50) shares of California Corporation common stock for each one (1) share of Nevada Corporation common stock to be effectuated via this Agreement;

WHEREAS, the holder of a majority of the issued and outstanding shares of common stock of the California Corporation approved, by written consent on September 30, 2014, (i) a change of domicile, or reincorporation, of the Company to the State of Nevada by means of a merger with a newly formed, wholly-owned Nevada subsidiary and the terms of this Agreement, (ii) a change of corporate name of the Company by means of a merger with a newly formed, wholly-owned Nevada subsidiary in name of Intelligent Living America Inc., to be conducted in connection with the reincorporation merger, and (iii) a combination of the shares of common stock of the Company, or reverse stock split, such that each fifty (50) shares of common stock shall be converted into one (1) share of common stock, to be conducted in connection with the reincorporation merger;

WHEREAS, this Agreement, and the Plan of Merger, is being mailed to all shareholders of the California Corporation as an exhibit to a Schedule 14C Information Statement, in satisfaction of state law requirements;

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the merger described herein to qualify as a reorganization under the provisions of Section 368 of the Code; and

WHEREAS, the respective Boards of Directors of the California Corporation and the Nevada Corporation have unanimously adopted and approved this Agreement and its terms, and the majority shareholder of the California Corporation and the sole shareholder of the Nevada Corporation have approved this Agreement and its terms.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the California Corporation and the Nevada Corporation hereby agree as follows:

1.  Merger.  Subject to and in accordance with the California General Corporate Law (the “California Law”), at such time hereafter as the parties hereto shall mutually agree, the California Corporation shall be merged with and into the Nevada Corporation (the “Merger”), and the Nevada Corporation shall be the surviving company (hereinafter sometimes referred to as the “Surviving Corporation”).  The Merger shall be effective upon (a) the filing of certificate of merger with the office of the California Secretary of State (the “California Certificate of Merger”); and (b) the filing of a articles of merger with the Secretary of State of the State of Nevada in accordance with the applicable provisions of Section 92A.200 of the Nevada General Corporation Law (the “Nevada Articles of Merger”); the date and time of the later of such filings being hereinafter referred to as the “Effective Date.”  Subject to the provisions of this Agreement, the California Certificate of Merger shall be duly executed by the Nevada Corporation and the California Corporation and thereafter delivered to the office of the Secretary of State of the State of California, and the Nevada Articles of Merger shall be duly executed by the Nevada Corporation and the California Corporation and thereafter delivered to the office of the Secretary of State of Nevada. The parties may if practicable, prepare and file California Certificate of Merger and Nevada Articles of Merger prepared in compliance with California Law and the Nevada Revised Statutes (“Nevada Law”) respectively,  that are identical in form.

2.  Governing Documents.

a.           The Articles of Incorporation of the Nevada Corporation, a form of which is attached hereto as Exhibit B, shall be the Articles of Incorporation of the Surviving Corporation.

b.           The Bylaws of the Nevada Corporation, a form of which is attached hereto as Exhibit C, shall be the Bylaws of the Surviving Corporation.

3.  Officers and Directors.  The directors of the California Corporation immediately prior to the Effective Date shall be the directors of the Surviving Corporation and the officers of the California Corporation immediately prior to the Effective Date shall be the officers of the Surviving Corporation.  Such directors and officers will hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, as the same may be lawfully amended, or as otherwise provided by law.

4.  Succession; Name of Surviving Corporation.  As of the Effective Date, the California Corporation shall be merged with and into the Nevada Corporation, the separate existence of the California Corporation shall cease and, and the name of the Surviving Corporation shall be “Intelligent Living America Inc.”   As of the Effective Date, the Nevada Corporation shall continue to possess all of the assets, rights, privileges, franchises, powers and property of the California Corporation as constituted immediately prior to the Effective Date, shall be subject to all actions previously taken by the California Corporation’s Board of Directors and shall succeed, without other transfer, to all of the assets, rights, privileges, franchises, powers and property of California Corporation in the manner of and as more fully set forth in Section 92A.250 of the Nevada Law, and (ii) shall continue to be subject to all of the debts, liabilities and obligations of the California Corporation as constituted immediately prior to the Effective Date and shall succeed, without other transfer, to all of the debts, liabilities and obligations of the California Corporation in the same manner as if the Nevada Corporation had itself incurred them, all as more fully provided under the applicable provisions of the Nevada Law and the California Law.

5.  Further Assistance.  From and after the Effective Date, as and when required by the Nevada Corporation or by its successor and assigns, there shall be executed and delivered on behalf of the California Corporation such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Nevada Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the California Corporation, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Nevada Corporation are fully authorized in the name and on behalf of the California Corporation or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

6.  Manner of Conversion of Securities; 50:1 Conversion Ratio.

(a)           Common Stock.  At the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each fifty (50) shares of common stock of the California Corporation (“California Common Stock”) outstanding immediately prior to the Effective Time shall be changed and converted into one (1) fully paid and non-assessable share of common stock of the Nevada Corporation (“Nevada Common Stock”).  Each share of California Common Stock issued and outstanding immediately prior to the Effective Date that is restricted or not fully vested shall upon such conversion have the same restrictions or vesting arrangements applicable to such shares as prior to the conversion.

(b)           Preferred Stock.   The California Corporation represents that it has 2,152,600 outstanding shares of Series A Preferred Stock, and on the basis of one (1) share of the Nevada Common Stock for every fifty (50) shares of California Common Stock issuable pursuant to any such Series A Preferred Stock, on the same terms and conditions applicable to any such California Corporation Series A Preferred Stock at the Effective Date of Merger.  No fractional Series A Preferred Stock shall be issued upon the exchange of any Series A Preferred Stock of California Corporation for a Series A Preferred Stock of the Nevada Corporation.

(c)           Options, Warrants and Stock Purchase Rights.  The California Corporation represents that it has no outstanding Options, Warrants and Stock Purchase Rights, and will have no outstanding Options, Warrants and Stock Purchase Rights, at the Effective Date.

(d)           Reserved Shares.  A number of shares of the Surviving Corporation’s Common Stock shall be reserved for issuance upon the exercise of Derivative Securities equal to one fiftieth (1/50th) of the number of shares of California Common Stock so reserved immediately prior to the Effective Date.

(e)           California Corporation Repurchase Rights.  All outstanding rights of the California Corporation that it may hold immediately prior to the Effective Date to repurchase unvested shares of California Common Stock, if any (the “Repurchase Options”) shall be assigned to the Nevada Corporation in the Merger and shall thereafter be exercisable by the Nevada Corporation upon the same terms and conditions in effect immediately prior to the Effective Date, as appropriately adjusted to account for the 50:1 conversion ratio set forth above in this Section 6.

7.  Outstanding Stock of the Nevada Corporation. At the Effective Date, the 1,000 shares of the Nevada Common Stock presently issued and outstanding in the name of the California Corporation shall be canceled and retired and resume the status of authorized and unissued shares of Nevada Common Stock, and no shares of Nevada Common Stock or other securities of Nevada Common Stock shall be issued in respect thereof.

8.  Stock Certificates.  From and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of capital stock of the California Corporation shall be deemed for all purposes to evidence ownership and to represent the shares of capital stock of the Surviving Corporation into which such shares of the California Corporation represented by such certificates have been converted as herein provided.  The registered owner on the books and records of the Surviving Corporation or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of capital stock of the Surviving Corporation evidenced by such outstanding certificates as above provided.  Each certificate representing capital stock of the Surviving Corporation so issued after the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of the California Corporation so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, and any additional legends required by applicable Blue Sky laws.  If any certificate for shares of the Surviving Corporation stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the exchange agent any applicable taxes or fees payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such taxes or fees has been paid or are not payable.

9.  Validity of Nevada Common Stock.  All shares of Nevada Common Stock into which California Common Stock is to be converted pursuant to the Merger shall not be subject to any statutory or contractual preemptive rights (except those preemptive rights that may have existed with respect to the California Common Stock immediately prior to the Effective Date of the Merger), and shall, when issued, be validly issued, fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to such California Common Stock.

10.  Rights of Former Holders.  From and after the Effective Date, no holder of certificates which evidenced California Common Stock immediately prior to the Effective Date shall have any rights with respect to the shares formerly evidenced by those certificates, other than the right to receive the shares of Nevada Common Stock into which such California Common Stock shall have been converted pursuant to the Merger.

11.  Abandonment and Termination.  At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either the California Corporation or the Nevada Corporation or both, notwithstanding approval of this Agreement by the sole shareholder of the Nevada Corporation and the majority shareholder of the California Corporation.

12.  Third Parties.  Except as provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

13.  Covenants of Surviving Corporation.  The Surviving Corporation covenants and agrees that it will, on or before the Effective Date of Merger:

(a)           If it is deemed to conduct business in the State of California, qualify to do business as a foreign corporation in the State of California and in connection therewith irrevocably appoint an agent for service of process as required under the provisions of the California Law;

(b)           File any and all documents with the California Division of Corporations necessary for the assumption by the Surviving Corporation of all of the franchise tax liabilities of the California Corporation; and

(c)           Take such other actions as may be required by the California Law in connection with the Merger.

14.  Registered Office.  The registered office of the Surviving Corporation in the State of Nevada is located at 4625 West Nevso Drive Suites 2&3 Las Vegas, NV 89103.  Registered Agent Solutions, Inc. is the registered agent of the Surviving Corporation at such address.

15.  Agreement.  Executed copies of this Agreement shall be on file at the principal place of business of the Nevada Corporation at 80 SW 8th Street, Suite 1870, Miami, FL  33130, and copies thereof shall be furnished to any shareholder of either constituent corporation, upon request and without cost.

16.  Governing Law.  This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Nevada.

17.  Approval of California Corporation as Sole Shareholder.  By its execution and delivery of this Agreement, the California Corporation, as sole shareholder of the Nevada Corporation, consents to, approves and adopts this Agreement and the Plan of Merger, and approves the Merger.  The California Corporation agrees to execute such instruments as may be necessary or desirable to evidence its approval and adoption of this Agreement, the Plan of Merger attached as Exhibit A to this Agreement, and the Merger as the sole shareholder of the Nevada Corporation.

18.  Expenses.  The Surviving Corporation shall pay all expenses of carrying this Agreement into effect and accomplishing the Merger.

19.  Effective Date.  This Agreement and Plan of Merger shall be effective as of the date of filing of a counterpart of this Agreement or Articles of Merger with the State of Nevada.

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 IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of this day and year first above written.

Intelligent Living Inc.	Intelligent Living America Inc.
(a California corporation)	(a Nevada corporation)

By: _____/s/ Paul Favata_____________	By: ___/s/ Paul Favata____________
Name: Paul Favata	Name: Paul Favata
Title: President	Title: President

By: ______/s/ Lauren Fox_______________	By: ______/s/ My Le Phuong_________
Name: Lauren Fox	Name: My Le Phuong
Title: Secretary	Title: Secretary

ATTEST:	ATTEST:

By: ____/s/ Mark B Lucky____________	By: ____/s/ Mark B Lucky________
Mark B Lucky, CFO	Mark B Lucky, CFO

Exhibit A

to Merger Agreement

Plan of Merger

The following corporations are parties to this Plan of Merger: (i) Intelligent Living Inc., a California Corporation (the “California Corporation”) and (ii) Intelligent Living America Inc., a Nevada corporation (the “Nevada Corporation”).

1.           The California Corporation owns all of the outstanding shares of the Nevada Corporation.

2.           The California Corporation shall be merged with and into the Nevada Corporation (the “Merger”).

3.           All of the shares of the Nevada Corporation outstanding immediately prior to the Merger shall be canceled upon the effective date of the Merger.

4.           Upon the effective date of the Merger, every fifty (50) outstanding shares of common stock, $0.001 par value per share, of the California Corporation (“California Common Stock”) shall be converted into one (1) share of common stock, $0.0001 par value per share, of the Nevada Corporation (“Nevada Common Stock”).

5.           Each holder of shares of the California Corporation may thereupon surrender the share certificate or certificates to the Secretary of the Nevada Corporation and shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares into which the shares theretofore represented by a certificate or certificates so surrendered shall have been converted.

6.           Upon the effective date of the Merger, each outstanding and unexercised option, warrant, or other right to purchase California Common Stock shall become an option, warrant, or other right to purchase Nevada Common Stock on the basis of one (1) share of Nevada Common Stock for each fifty (50) shares of California Common Stock issuable pursuant to any such option, warrant, or other stock purchase right, on the same terms and conditions applicable to any such California Corporation option, warrant, or other stock purchase right.

7.           The officers and directors of the California Corporation immediately preceding the Merger shall be the officers and directors of the Nevada Corporation from and after the effective date of the Merger.

8.           The Articles of Incorporation of the Nevada Corporation as in effect immediately preceding the Merger shall continue in full force and effect as the Articles of Incorporation of the surviving corporation, provided however, the name of the surviving corporation shall be “Intelligent Living America Inc.”

9.           The Bylaws of the Nevada Corporation as in effect immediately preceding the Merger shall continue in full force and effect as the Bylaws of the surviving corporation.

11.           This Plan of Merger shall be effective as of the date of filing of Articles of Merger with the State of Nevada.